BROKER-DEALER AGREEMENT

Prudential Investment Management Services LLC (“PIMS”), located at Three Gateway Center, 14th Floor, Newark, New Jersey 07102-4077, and                         . (“Broker”) [Address] hereby enter into this agreement (“Agreement”) pursuant to which Broker will provide services to PIMS in connection with the sale of certain corporate-owned and/or trust-owned group variable life insurance contracts (“COLI/TOLI Contracts”) issued by The Prudential Insurance Company of America (“Prudential”). These COLI/TOLI Contracts cover both registered and private placement COLI/TOLI products.

1.	Scope of Authority. PIMS hereby authorizes Broker to market, solicit, procure, and submit applications for COLI/TOLI Contracts as non-exclusive agent, provided that Broker is properly state licensed, state appointed, Financial Industry Regulatory Authority (“FINRA”) registered, and Blue Sky licensed to do so as required by applicable law and the Prudential Licensing, Appointment and Registration Policy and provided further that Broker complies with all requirements set forth herein. Broker is an independent contractor and is not an employee of Prudential or PIMS. Broker is free to exercise independent judgment as to the time, place and means of performing the authority granted, subject to the terms and conditions of this Agreement. Broker’s business and any services provided by Broker, other than those described in this Agreement, are not and shall not be represented to be the business of Prudential or PIMS.

2.	Services Provided by Broker. Broker shall locate appropriate purchasers (“Purchasers”) for the COLI/TOLI Contracts and identify for PIMS the particular needs of Purchasers regarding the negotiable provisions of the COLI/TOLI Contracts. Broker shall promptly refer potential Purchasers to PIMS.

3.	Limitations of Broker’s Authority. Broker’s authority is limited strictly to the activities expressly authorized and does not extend to any other activities, including, but not limited to, the following:

3.1. binding Prudential except as specifically authorized by this Agreement;

3.2. making representations as an agent of Prudential in any manner or for any purpose except as specifically authorized by this Agreement;

3.3. making, altering, or modifying any COLI/TOLI Contract or receipt;

3.4. waiving any provision or condition of any COLI/TOLI Contract issued by Prudential;

3.5. extending the time for payment of any premium under the COLI/TOLI Contract, binding Prudential to the reinstatement of a COLI/TOLI Contract, or accepting promissory notes for payment of premiums on any COLI/TOLI Contract;

3.6. adjusting or settling any claim, or committing Prudential with respect to any claim, except as specifically directed in writing by Prudential;

3.7. providing or offering to provide any inducement not specified in the COLI/TOLI Contract or any rebate, either directly or indirectly, to any person or entity, as an inducement to purchase the COLI/TOLI Contract;

3.8. accepting funds, unless those funds are payable to Prudential and only if Prudential’s delivery requirements have been met and the COLI/TOLI Contract has been delivered, and such funds are remitted to Prudential on the same business day of receipt;

3.9. making any misrepresentation or incomplete comparison for the purpose of inducing a potential or actual contract holder to purchase, convert, lapse, surrender all or any portion of, forfeit, borrow from, or replace any COLI/TOLI Contract; or

3.10. inducing or attempting to induce any contract holder to relinquish a COLI/TOLI Contract or to withdraw values from a COLI/TOLI Contract when doing so would violate Prudential’s Replacement Policy.

4.	Use of Insurance Agency Affiliate: PIMS acknowledges that Representatives of Broker engaged in the solicitation of purchases and other sales activities involving COLI/TOLI Contracts may be employees of an insurance agency affiliate of Broker (“Insurance Agency Affiliate”). Any such Insurance Agency Affiliate shall be set forth in a written schedule, (Schedule A), which is attached to this Agreement and made a part hereof, signed by PIMS and Broker, and shall be subject to all of the terms and conditions of this Agreement.

4.1. Under such circumstances, Broker agrees that:

4.1.1.	Insurance Agency Affiliate will not be engaged in the solicitation of purchases and other sales activities involving COLI/TOLI Contracts unless it has a valid Insurance License in each of the applicable Sales Jurisdictions;

4.1.2.	Insurance Agency Affiliate will be an associated person (“Associated Person”), as defined in Section 3(a)(18) of the Securities Exchange Act of 1934 (“Exchange Act”), of Broker and will be indicated as either a “branch office” or “office of supervisory jurisdiction” (OSJ) of Broker on any forms required to be filed by Broker with any governmental entity or self-regulatory organization;

4.1.3.	Broker will retain full responsibility for compliance with all applicable federal and state securities laws and insurance laws and Broker will continue to fulfill each of the obligations under this Agreement; and

4.1.4.	any books and records relating to the sale of COLI/TOLI Contracts maintained by Insurance Agency Affiliate will be deemed, for purposes of the Exchange Act, to be books and records of the Broker and will conform to the requirements of Section 17 of the Exchange Act and the rules issued thereunder.

5.	Compensation: Commissions. Broker shall be entitled to receive sales commissions as compensation for the services provided to PIMS as set forth in section 2 hereof with respect to each COLI/TOLI Contract sold to a Purchaser. The commissions shall be determined separately for each COLI/TOLI Contract. The sales commissions shall be set forth in Schedule A and shall be subject to all of the terms and conditions of this Agreement. As set forth in Schedule A, the sales commissions may take the form of Initial Sales Commissions payable with respect to any contribution made to such COLI/TOLI Contract (“Initial Sales Commissions”). Broker shall also be entitled to ongoing Service Commissions (“Service Commissions”), during such time as the Broker is the Broker of Record, to the extent provided in the Schedule A. “Broker of Record” means that the contract holder has designated the Broker in writing as the broker of record for the COLI/TOLI Contract. Broker’s status as Broker of Record shall terminate upon Prudential’s receipt of notice in writing that the contract holder has revoked the Broker’s designation as Broker of Record (see Section 5.7).

5.1. No Initial Sales Commissions are payable with respect to contributions to a COLI/TOLI Contract to repay any policy loans. In addition, no Initial Sales Commissions will be paid on contributions derived from payments of death benefits paid by Prudential under any COLI/TOLI Contract.

5.2. The schedule of service commissions applicable to Service Commissions for each COLI/TOLI Contract shall be set forth in Schedule A and shall either be applied to the assets under management within such COLI/TOLI Contract on a date as set forth in Schedule A, or be a dollar-denominated amount as set forth in Schedule A.

5.3. PIMS will pay commission amounts to Broker in the ordinary course of business:

5.3.1.	No commissions shall be paid until the expiration of any applicable free look provision under the COLI/TOLI Contract. If, during any free look period, a contract holder exercises its right to return the COLI/TOLI contract, no commissions shall be earned by Broker and none shall be payable.

5.3.2.	No Initial Sales Commissions will be paid in advance of the receipt of contributions under a COLI/TOLI Contract. PIMS will use its best efforts to pay Initial Sales Commissions no later than 15 business days following receipt of such contributions, except as set forth in paragraph 5.4.1. below.

5.3.3.	No Service Commissions will be paid in advance of the date for determining the amount of assets within the COLI/TOLI Contract for purposes of calculating the amount of the Service Commissions. PIMS will use its best efforts to pay Service Commissions no later than the later of:

5.3.3.1.	15 business days following the date of such valuation of the amount of assets within the COLI/TOLI Contract, or

5.3.3.2.	the date set forth in Schedule A.

5.4. Broker will only be entitled to commissions as may have been agreed to and set forth in Schedule A for COLI/TOLI Contracts that have been submitted by Broker and accepted by Prudential and/or PIMS, subject to the following provisions:

5.4.1.	Any amount due Prudential or any Prudential affiliate from Broker, whether arising from this or any other agreement with Prudential, PIMS, or any affiliate of Prudential or PIMS, will be repaid by any amount payable under this Agreement, and no compensation will be paid to Broker under this Agreement until the amount of such indebtedness is fully paid.

5.4.2.	If Prudential returns, for any reason, any premiums or purchase payments on the COLI/TOLI Contract, Broker will have an immediate obligation to, and will upon demand, repay PIMS all the compensation (including Initial Sales Commissions and/or Service Commissions) previously received by Broker with respect to returned premiums or purchase payments.

5.4.3.	No Service Commissions or Sales Commissions are payable to Broker at any time during which the Broker is not the designated Broker of Record for the COLI/TOLI Contract, except as may be provided in Schedule A.

5.4.4.	No compensation is payable to Broker after the COLI/TOLI Contract has lapsed, but should Broker secure reinstatement of the Contract, while properly licensed and appointed to do so, PIMS will pay compensation to Broker, on premiums collected, as though the Contract had not lapsed.

5.4.5.	No assignment of compensation under this Agreement is valid against PIMS unless authorized in writing by PIMS (see Section 17)

5.4.6.	PIMS will not be obligated to pay any compensation which would violate applicable laws of any jurisdiction, anything in this Agreement to the contrary notwithstanding.

5.4.7.	Broker agrees to return any commission payments made by PIMS as required in Section 6.3.

5.4.8.

Broker may, by written notice to PIMS, direct PIMS to pay all or any portion of any commission to Insurance Agency Affiliate. No portion of the Commission shall be payable to Insurance Agency Affiliate until after Broker has furnished PIMS and Prudential with evidence satisfactory to PIMS and Prudential that: (a) Insurance Agency Affiliate holds a valid Insurance License in each of the applicable Sales Jurisdictions; (b) Insurance Agency Affiliate has been appointed as an insurance agent of Prudential to the extent required by the applicable laws; and (c) Insurance

Agency Affiliate is an Associated Person of Broker. Until such time as Broker shall hold a valid insurance license in any jurisdiction, Broker shall direct PIMS in writing to pay all of any commission otherwise payable to Broker directly to an Insurance Agency Affiliate that holds a valid insurance license in the jurisdiction in question and that is an Associated Person of Broker.

5.4.9.	Broker and PIMS may mutually agree to prospectively reduce or eliminate any Initial Sales Commissions or Service Commissions unless such change is prohibited under applicable state laws and insurance regulations.

5.5. Charge-backs: Prudential may charge-back unearned sales commissions, and Broker agrees to pay such charge back, as set forth in Schedule A.

5.6. If this Agreement is terminated:

5.6.1.	Initial Sales Commissions will be paid only where the COLI/TOLI Contract premiums or purchase payments are received prior to the effective date of termination.

5.6.2.	Service Commissions will be paid only where either the valuation date of the assets within the COLI/TOLI Contract for such Service Commissions (in the case of asset-based Service Commissions) or the date specified for payment by the schedule signed by Broker and PIMS (in the case of dollar denominated Service Commissions) occurs prior to the effective date of termination.

5.7. Upon notice from contract holder that Broker is no longer Broker of Record on a COLI/TOLI Contract:

5.7.1.	Initial Sales Commissions will be paid only where the COLI/TOLI Contract premiums or purchase payments are received prior to the notice date of the Broker of Record termination.

5.7.2.	Service Commissions will be paid only where either the valuation date of the assets within the COLI/TOLI Contract for such Service Commissions (in the case of asset-based Service Commissions) or the date specified for payment by the schedule signed by Broker and PIMS (in the case of dollar denominated Service Commissions) occurs prior to the notice date of the Broker of Record termination.

6.	Representations and Warranties.

6.1. Broker hereby represents and warrants on an ongoing basis through the term of the Agreement that it, its affiliates and its employees:

6.1.1.	Agree that all terms and conditions of this Agreement apply to any employee of Broker who solicits applications for COLI/TOLI Contracts on behalf of Broker; and Broker further agrees to ensure that such employees or representatives comply with all terms and conditions of this Agreement;

6.1.2.	Broker and its affiliates and employees are now and will at all times be registered and in good standing with FINRA, that neither Broker nor any of its affiliates are currently the subject of any disciplinary proceeding or investigation by the SEC, by FINRA, in any state, or in any other jurisdiction, and that said registration is not now and never has been suspended, revoked or canceled;

6.1.3.	Are now and will at all times be licensed and in good standing with the states in which Broker solicits the sale of COLI/TOLI Contracts, that neither Broker nor any of its affiliates are currently the subject of any disciplinary proceeding or investigation in any state, or in any other jurisdiction, and that said licenses are not now and never have been suspended, revoked or canceled;

6.1.4.	Are now and will at all times be in compliance with any and all applicable statutes and/or regulations of any applicable jurisdiction in which it and they are doing business, specifically including but without limitation any and all insurance licensing statutes and regulations as well as any and all securities licensing statutes and regulations; Broker agrees to enter into any agreement relating to the sale of insurance that may be required by law;

6.1.5.	Will not be:

6.1.5.1.	a trustee of any plan, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), connected with a COLI/TOLI Contract (other than a nondiscretionary trustee who does not render investment advice with respect to any assets of the plan);

6.1.5.2.	a plan administrator (within the meaning of section 3(16)(A) of ERISA and section 414(g) of the Internal Revenue Code);

6.1.5.3.	a fiduciary who is expressly authorized in writing to manage, acquire or dispose of the assets of such plan on a discretionary basis; or

6.1.5.4.	an employer any of whose employees are covered by such plan;

6.1.6.	Will:

6.1.6.1.	comply with all applicable insurance laws and regulations and all federal and state securities laws and regulations in providing its services hereunder; and

6.1.6.2.	be fully responsible for all acts of its affiliates and employees in providing its services hereunder;

6.1.7.	Will abide by any policies and procedures that Prudential communicates to Broker;

6.1.8.	Broker shall not engage in any conduct that could constitute a form of general solicitation of prospective Purchasers of COLI/TOLI Contracts or be deemed general advertising within the meaning of Rule 502(c) under the Securities Act of 1933, as amended;

6.1.9.	Broker shall not discuss COLI/TOLI Contracts with any prospective Purchaser unless Broker and such prospective Purchaser have a pre-existing relationship of sufficient substance and duration that Broker has a good basis for believing that such prospective Purchaser is an accredited investor in financial circumstances such that the purchase of a COLI/TOLI Contract might be suitable and appropriate for that prospective Purchaser;

6.1.10.	Broker shall ensure that all COLI/TOLI Contract placement requirements are satisfied, including due diligence regarding Purchaser’s accredited investor status;

6.1.11.	Will solicit applications for COLI/TOLI Contracts only from applicants for whom the COLI/TOLI Contracts are suitable and all such solicitations shall be made in accordance with the securities laws;

6.1.12.	Will not solicit applications for COLI/TOLI Contracts in any state unless the COLI/TOLI Contract has been approved for sale in that state; and

6.1.13.	Will market, solicit, procure and submit applications for COLI/TOLI Contracts only if properly state licensed, state appointed, FINRA registered, and Blue Sky licensed to do so as required by Prudential’s Licensing, Appointment and Registration Policy.

6.2. Broker hereby represents and warrants on an ongoing basis through the term of this Agreement that neither it, nor any of its affiliates nor any of its employees:

6.2.1.

has been convicted at any time of any felony or misdemeanor which the Securities and Exchange Commission found (A) involved the purchase or sale of any security, the taking of a false oath, the making of a false report, bribery, perjury, burglary, or conspiracy to commit any such offense; (B) arose out of the conduct of the business of a broker, dealer, municipal securities dealer, investment adviser, bank, insurance company or fiduciary; (C) involved the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion, or misappropriation of funds or securities; or (D) involved the violation of sections 152, 1341, 1342, 1343, or 1833 or chapters 25 or 47 of title 18, United States Code;

6.2.2.	is permanently or temporarily enjoined by order, judgment, or decree of any court of competent jurisdiction from acting as an investment adviser, underwriter, broker, dealer, or municipal securities dealer, or as an affiliated person or employee of any investment company, bank, or insurance company, or from engaging in or continuing any conduct or practice in connection with any such activity, or in connection with the purchase or sale of any security;

6.2.3.	has willfully violated any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, or the rules, or regulations under any such statutes or any rule of the Municipal Securities Rulemaking Board, or is unable to comply with any such provision; or

6.2.4.	has willfully aided, abetted, counseled, commanded, induced, or procured the violation by any other person of any provision of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the rules or regulations under any of such statutes, or the rules of the Municipal Securities Rulemaking Board, or has failed reasonably to supervise, with a view to preventing violations of the provisions of such statutes, rules, and regulations, another person who commits such a violation, if such other person is subject to his supervision.

6.3. Broker agrees that it shall immediately inform PIMS if at any time Broker or any of its affiliates becomes a person described in any of clauses 6.2.1. through 6.2.4. of this Section 6 which affects or limits Broker’s ability to act as a broker-dealer, and shall promptly return to PIMS any commission payments made hereunder subsequent to such time.

6.4. PIMS hereby represents and warrants that it and its affiliates now and will at all times be registered and in good standing with FINRA and that said registration is not now and never has been suspended, revoked or canceled.

7.

Advertising and Use of Sales Literature and Materials. Broker shall not use the name of Prudential or any of its subsidiaries or affiliates without the prior express written approval of PIMS (which approval may be withheld at PIMS’s sole discretion), or make, publish, circulate, distribute, or use any advertisement, illustration, sales literature or other marketing materials, or make any representation of any kind relating to the COLI/TOLI Contracts or the relationship or business with which this Agreement deals without the prior express written approval of PIMS (which approval may be withheld at PIMS’s sole discretion). Broker shall furnish PIMS with copies of all advertisements, illustrations, sales literature or other marketing material which is furnished or distributed to Purchasers and which uses the name of Prudential, or any of its affiliates or subsidiaries. Broker will present Purchasers with such materials describing the

COLI/TOLI Contracts (the “Materials”) as PIMS provides, but shall make no representations concerning the COLI/TOLI Contracts except as are set forth in the Materials. Neither Prudential nor PIMS shall have any liability for any representations, illustrations or other communications other than what is embodied in the final COLI/TOLI Contract between Prudential and the Purchaser.

8.	Expenses. All expenses incurred by Broker with respect to its services under this Agreement shall be borne solely by Broker without any cost to PIMS or Prudential.

9.	No Power to Contract. Broker and its officers, directors, employees and agents shall act only in the capacity of independent contractors and shall have no authority to make any commitments, offers or contracts or enter into any agreement or take any payment for or on behalf of PIMS, Prudential or any Prudential affiliate. Broker agrees that neither it nor any of its officers, directors, employees or agents will make any representation that it or they may act for or on behalf of either PIMS or Prudential in any capacity.

10.	Errors and Omissions. Broker agrees to maintain errors and omissions coverage with unimpaired limits of not less than one million dollars and to provide evidence of such coverage satisfactory to PIMS upon request by PIMS.

11.	Complaints, Investigations and Proceedings. Broker will promptly notify PIMS of any allegation that Broker, or any of its employees, violated any law or regulation which may impact its ability to represent PIMS, or comply with any term or condition of this Agreement. Further, Broker will provide PIMS with full details, including copies of all documents pertaining thereto. Broker will cooperate fully with PIMS in any regulatory, judicial or company investigation or proceeding involving the solicitation of applications for, or the sale of, COLI/TOLI Contracts by Broker or any of its employees. Furthermore, Broker will keep accurate and complete books and records of all transactions relating to the solicitation of applications and the sale of COLI/TOLI Contracts for PIMS. These books and records will be made available to PIMS for inspection upon request, including after termination of this Agreement.

12.	Privacy

12.1. Each party acknowledges that it may be provided with Non-Public Personal Information (as defined in Regulation S-P under the Securities Exchange Act of 1934, as amended (“Regulation S-P”)) resulting from transactions or services in connection with products sold under this Agreement. Each party agrees that it shall comply with all federal, state, provincial and local laws and regulations relating to privacy and the use or disclosure of such Non-Public Personal Information. Without limiting the foregoing, Non-Public Personal Information shall not be used or disclosed, without the prior consent of the contract holder, except: (i) for the purposes for which such information was received; (ii) in accordance with the exceptions specifically permitted by Regulation S-P; or (iii) as may be required by law. Only those employees that have a business need for Non-Public Personal Information will be given access to that information.

12.2 Each party represents and warrants that it has implemented and agrees that it will maintain an effective information security program to protect Non-Public Personal Information, which program includes administrative, technical, and physical safeguards: (i) to insure the security and confidentiality of Non-Public Personal Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of such Non-Public Personal Information; and (iii) to protect against unauthorized access to or use of Non-Public Personal Information which could result in substantial harm or inconvenience to either party or other affiliates, or to customers of any of them.

13.	Anti-Money Laundering:

13.1. Broker represents and warrants that it is obligated to comply with U.S. anti-money laundering laws and regulations, including obligations currently imposed or that may be imposed on Broker and that it will maintain policies, procedures and internal controls (an “AML Program”) reasonably designed to prevent any sale of a COLI/TOLI Contract from being used to facilitate money laundering or to finance terrorist activities, or to the extent practicable, to detect and appropriately report such activity if it does occur. Furthermore, in connection with any sale of a COLI/TOLI Contract, Broker’s AML Program will ensure compliance with the all applicable AML regulations, including but not limited to the provisions of the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001) and its implementing regulations.

13.2. Broker agrees not to sell a COLI/TOLI Contract to any investor listed on the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) list of prohibited persons, entities, and countries, or in any transaction prohibited under the economic sanctions laws and regulations administered by OFAC, or to any investor or in any transaction prohibited under any other applicable law or regulation.

13.3. Broker will permit inspection of its AML Program by any U.S. federal regulatory or law enforcement agency having jurisdiction and will make available to examiners from such agencies such records and information as they may request relating thereto.

13.4. Upon request, Broker will provide PIMS information and documents to enable PIMS to monitor the operation and assess the effectiveness of Broker AML Program in connection with the sale of COLI/TOLI Contracts. Without limiting the foregoing, upon request, Broker will provide PIMS with evidence of its due diligence or as may be required under Broker’s AML Program or as may be required under applicable sections of the USA PATRIOT Act. Broker will retain its original records of such due diligence in accordance with the record retention requirements of the USA PATRIOT Act.

13.5. As required by applicable law, including but not limited to the USA PATRIOT Act, Broker confirms that it has provided AML training to all of its registered representatives who may be selling COLI/TOLI Contracts.

14.	Reserved.

15.	Termination. Either party may terminate this Agreement at any time by giving the other party notice thereof in writing, termination to be effective 30 days after receipt of such notice. This

Agreement shall terminate automatically, effective immediately, in the event of any breach of Sections 1, 2, 3, 4, 6 or 7, or if any of the representations and warranties of Broker contained in Section 6 are not true and correct in all respects at such time such that it affects or limits Broker’s ability to act as a broker-dealer; but no termination shall affect the obligations of Broker pursuant to Sections 5.5., 5.6., 6.3., 17 or 18.

16.	Disclosure With Respect To ERISA Plans. A copy of the applicable schedule of commissions payable under this Agreement (as set forth in Schedule A) shall be provided by PIMS to an independent fiduciary with respect to each plan (as defined in ERISA) where a COLI/TOLI Contract constitutes a plan asset (within the meaning of ERISA), prior to the execution of the COLI/TOLI Contract. Such independent fiduciary shall acknowledge to PIMS in writing the receipt of a copy of such schedule and shall approve the transaction on behalf of such plan. Such fiduciary may not receive, directly or indirectly, any compensation or other consideration for his or her own personal account from any party dealing with the plan in connection with the purchase of such a COLI/TOLI Contract. The written acknowledgment of the foregoing by the independent fiduciary must be received by PIMS prior to payment of any commissions to Broker under Section 5 of this Agreement.

17.	Non-Assignment. This Agreement is not assignable by either party in any manner, by operation of law or otherwise, without the prior written consent of the non-assigning party (see Section 5.4.5.).

18.	Notices. All notifications and communications required or permitted hereunder shall be delivered in person or by overnight courier service or telecopied or mailed by U.S. mail, postage prepaid (such notifications and communications to be effective when delivered by hand or overnight courier service or when telecopied or when deposited in the mail) and addressed as follows:

If to PIMS	If to Broker:

PruBenefit Funding Attn: Terence J. Dwyer
Prudential Investment Management Services LLC
80 Livingston Avenue, Ros3
Roseland, NJ 07068

or to such other addresses as the parties may from time to time specify to one another in writing.

17.	Cooperation. PIMS and Broker agree to cooperate fully in any regulatory investigation or proceeding or judicial proceeding arising in connection with the performance of this Agreement. Broker shall facilitate and not in any way impede direct contact among Purchasers, PIMS and Prudential. PIMS shall facilitate and not in any way impede direct contact between Purchasers and Broker unless required by law.

18.	Indemnification. Broker shall indemnify PIMS, Prudential and any of its affiliates, and any of its or their directors, officers or employees, and hold them harmless against any losses, claims, damages, judgments, penalties, liabilities or expenses incurred by any of them arising out of, or in connection with, a failure to observe or comply with any provision of this Agreement by Broker, its officers, employees or representatives, including personnel of Insurance Agency Affiliate, as well as the costs and expenses of investigating and defending against any claim, suit, action, investigation or proceeding in which such loss, liability or expense shall be asserted against PIMS, Prudential or any of its affiliates, or any of its or their officers, directors or employees. Any amount payable by Broker under this provision may be recouped by PIMS or Prudential as an offset against any commission or other amount payable to Broker under this Agreement. PIMS shall indemnify Broker and any of its directors, officers or employees, and hold them harmless against any losses, claims, damages, judgments, penalties, liabilities or expenses incurred by any of them arising out of, or in connection with PIMS’ failure to observe or comply with any provision of this Agreement, as well as the costs and expenses of investigating and defending against any claim, suit, action, investigation or proceeding in which such loss, liability or expense shall be asserted against Broker or any of its officers, directors or employees.

19.	No Waiver. No failure by PIMS to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or of such provision. Any waiver shall only be as expressly stated in writing and signed by PIMS. No consent to or waiver of any breach of any provision shall be construed as a consent to or waiver of any other breach of the same or any other provision unless expressly stated in writing and signed by PIMS. No waiver of a provision in this Agreement shall be deemed to constitute a continuing waiver.

20.	Entire Agreement; Amendments; Severability. This Agreement constitutes the entire agreement between the parties, and supersedes any prior oral or written agreements, including but not limited to the Original Agreement. Prudential reserves the right to amend this agreement at any time. This Agreement and Schedule A attached hereto may not be amended except by a writing signed by the parties. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby.

21.	Captions. The captions or headings of this Agreement are for convenience and ease of reference only. They will have no effect on the meaning or interpretation of any provision of this Agreement.

22.	Governing Law. This Agreement shall be governed by the laws of the State of New Jersey.

23.	Effective Date. This Agreement shall be effective as of , 20 .

Executed in two original counterparts on the dates set forth below.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC

By:	Dated: , 20

Name:

Title:

BROKER:

By:	Dated: , 20

Name:

Title: